SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
WGL Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

February 9, 2010
**** IMPORTANT ****
Dear WGL Holdings, Inc. Shareholder:
     Enclosed you will find additional proxy materials relating to our Annual Meeting of Shareholders scheduled to be held on March 4, 2010.
     We strongly encourage you to submit your proxy card and exercise your right to vote.
     Your Board recommends that you vote FOR the election of each director, FOR the ratification of the appointment of auditors and FOR approval of the Directors’ Stock Compensation Plan, as amended and restated. The Board recommends that you vote AGAINST the shareholder proposal regarding cumulative voting.
     Because we have not heard from you, we are sending you this reminder notice, and we urge you to vote your proxy immediately. As a shareholder, you have the ability to vote over the internet or by telephone, and we are asking you to do so now to save WGL Holdings, Inc. further expense. Instructions on how to vote over the telephone or Internet are enclosed in this package.
     Your shares cannot be represented at the Annual Meeting unless you either sign and return the enclosed proxy card or vote by telephone or over the Internet.
     If you sign and return the enclosed proxy card without indicating a different choice, your shares will be voted “FOR” the election of each of the named nominees for director, “FOR” the ratification of the appointment of auditors, “FOR” approval of the Directors’ Stock Compensation Plan, as amended and restated, and “AGAINST” the shareholder proposal regarding cumulative voting for directors.
Please Vote Today
     Thank you for your investment in WGL Holdings, Inc. and for voting your shares. If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow & Co., LLC. at 800-278-2141.
Sincerely,
Douglas V. Pope
Secretary